Scholastic Reports Fiscal 2013 Third Quarter Results

NEW YORK, March 21, 2013 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2013 third quarter ended February 28, 2013.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue for the third quarter was $380.5 million, compared to $467.0 million a year ago. The third quarter revenue decline primarily reflected significantly lower sales of The Hunger Games trilogy versus our expectations and versus the prior year, when the Company benefited from extraordinarily strong book revenues in advance of the March 2012 film release. Book Club sales also declined in the quarter compared to the prior year period.

The Company reported a loss per share from continuing operations of $0.63 versus a loss of $0.32 in the prior year period, which include one-time expenses of $0.06 and $0.05 per share, respectively. The consolidated loss per share was $0.63 in the quarter, compared to a loss of $0.33 a year ago. The decline in net income was largely the result of lower revenues, especially from lower Hunger Games sales, as well as the Company's planned increase in investments in digital initiatives, partially offset by cost-cutting measures implemented during the quarter. The third quarter is a seasonally lower revenue quarter for Scholastic and typically generates a net loss.

During the third quarter, free cash use (as defined) was $52.0 million, compared to free cash use of $1.5 million in the prior year period. At quarter end, cash and cash equivalents exceeded the Company's total debt by $41.9 million, compared to net debt (as defined) of $53.5 million a year ago.

"We knew that fiscal 2013 would be challenging, given the tough comparisons for The Hunger Games trilogy, our significant investments in digital initiatives, and the timing of our major new Educational Technology product launches later this calendar year. However, third quarter sales of The Hunger Games trilogy were significantly lower than our expectations, particularly in the U.S., Canada and Australia. Further, delays in customer purchases of our educational products have continued, as school districts focus on professional development and training in the context of the Common Core State Standards, and invest in iPads and other digital devices for the classroom," commented Richard Robinson, Chairman, President and Chief Executive Officer.

Mr. Robinson continued, "During the quarter, we saw a growing interest in Storia® and increased revenues from our Common Core focused professional development and consulting services. We accelerated our digital investments in advance of our summer 2013 Educational Technology product introductions, which include the long-anticipated Math 180TM, a new K-2 reading program called iReadTM, System 44® Next Generation, an iPad version of Read 180® and a new Common Core Language Arts program for middle school entitled Code XTM. Scholastic continues to lead in the development of quality technology-based programs that empower teachers to accelerate student achievement while keeping the joy in learning. We expect our digital initiatives and the major expansion of our Educational Technology programs to generate strong profit growth next year and beyond."

As a result of the foregoing factors, Scholastic is revising its outlook for the fiscal year ending May 31, 2013. The Company now expects total revenue of $1.75 billion to $1.8 billion for fiscal 2013, compared to its previous outlook of $1.8 billion to $1.9 billion; and earnings per diluted share from continuing operations in the range of $1.10 to $1.30, before the impact of one-time items associated with cost reduction programs and non-cash, non-operating items, compared to its previous outlook of $1.40 to $1.60, before the impact of such one-time items.

The Company now expects free cash flow in the range of $45 million to $55 million, compared to its previous outlook for free cash flow in the range of $100 million to $120 million. The Company is revising its free cash flow outlook based on lower net income, the aforementioned delays in purchases of educational products in this fiscal year, the impact of the one-time payments of approximately $15 million associated with state sales tax liabilities accrued in fiscal 2012, and a higher level of pre-publication expenses due to accelerated investments in new educational products.

Third Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the quarter was $189.4 million, compared to $268.8 million in the prior year period, largely driven by the substantial year-over-year decline in sales of The Hunger Games trilogy. The Company continues to maintain a strong frontlist and backlist, however, including strong performers such as the Company's Captain Underpants titles, New York Times Bestseller Tea Time with Sophia-Grace and Rosie and the latest titles in the multi-platform series The 39 Clues and Infinity Ring. In School Book Fairs, revenue increased slightly, reflecting a continued increase in overall fair count relative to the prior year period. In School Book Clubs, revenue declined by approximately 21% compared to the prior year period, primarily due to lower revenue per order. Overall segment operating loss was $10.1 million, compared to income of $12.2 million in the prior year period, as a result of the lower Hunger Games revenue and continued investment in ecommerce and ebooks initiatives.

Educational Technology and Services. Segment revenue in the quarter was $41.8 million, compared to $40.0 million in the prior year period, primarily due to increased sales of professional development services and consulting in advance of the Common Core implementation. Segment operating loss was $3.5 million, compared to a loss of $5.9 million in the prior year period.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter was $43.2 million, compared to $38.2 million in the prior year period. Strong sales of classroom magazines were driven by schools' need for non-fiction content aligned to Common Core State Standards. Segment operating loss was $0.2 million versus a loss of $3.4 million in the prior year period.

International. Segment revenue in the quarter was $94.4 million, compared to $105.6 million in the prior year period, primarily reflecting lower sales of The Hunger Games trilogy in Canada and Australia, partially offset by strong performance in Asia. Segment operating income was $2.0 million, compared to $4.3 million in the prior year period, due to lower sales of The Hunger Games trilogy.

Media, Licensing and Advertising. Segment revenue in the quarter was $11.7 million, compared to $14.4 million in the prior year period, as a result of lower production revenues, principally Word GirlTM. Segment operating loss increased to $2.3 million, compared to a loss of $1.2 million in the prior period, largely as a result of the lower revenue.

Other Financial Results. Corporate overhead in the third quarter was $13.6 million, compared to $17.9 million in the prior year period, primarily related to lower employee-related expenses. To date during fiscal 2013, the Company has spent approximately $5.8 million on opportunistic share repurchases and has approximately $25.6 million remaining under its previously authorized limits for open market share repurchases.

Year-to-Date Results

For the first nine months of fiscal 2013, revenue was $1,290.3 million, compared to $1,470.3 million in the prior year period. Earnings per diluted share from continuing operations in the same period was $0.30, compared to $1.52 a year ago, including one-time, partly non-cash charges of $0.06 and $0.29, respectively. The consolidated diluted earnings per share was $0.29 in the period, compared to diluted earnings per share of $1.43 a year ago. For comparison purposes, in the fiscal 2012 nine month period, the Company had strong sales of The Hunger Games trilogy and high margin educational technology products. On a year-to-date basis, the Company has generated free cash flow of $12.4 million, compared to $60.1 million in the previous year.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 21, 2013. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 21821224. The recording will be available through Friday, March 29, 2013.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books and ebooks, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/13	02/29/12	02/28/13	02/29/12

Revenues	$380.5	$467.0	$1,290.3	$1,470.3

Operating costs and expenses:
Cost of goods sold	191.1	219.6	605.6	665.7
Selling, general and administrative expenses (1)	200.6	242.5	609.7	656.1
Depreciation and amortization	16.5	16.0	49.3	46.6
Loss on leases and asset impairments (2)	-	0.8	-	7.0
Total operating costs and expenses	408.2	478.9	1,264.6	1,375.4

Operating income (loss)	(27.7)	(11.9)	25.7	94.9

Other income (expense)	-	-	-	-
Interest expense, net	4.1	3.9	11.5	11.7

Earnings (loss) from continuing operations before income taxes	(31.8)	(15.8)	14.2	83.2

Provision (benefit) for income taxes	(11.7)	(5.9)	4.4	34.9

Earnings (loss) from continuing operations	(20.1)	(9.9)	9.8	48.3

Earnings (loss) from discontinued operations, net of tax (3)	(0.0)	(0.4)	(0.2)	(2.9)

Net income (loss)	($20.1)	($10.3)	$9.6	$45.4

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings (loss) from continuing operations	(0.63)	(0.32)	0.31	1.54
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.01)	(0.01)	(0.09)
Net income (loss)	(0.63)	(0.33)	0.30	1.45

Diluted:
Earnings (loss) from continuing operations	(0.63)	(0.32)	0.30	1.52
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.01)	(0.01)	(0.09)
Net income (loss)	(0.63)	(0.33)	0.29	1.43

Basic weighted average shares outstanding	32.0	31.1	31.8	31.1
Diluted weighted average shares outstanding	32.0	31.1	32.4	31.6

(1)

For the three and nine months ended February 28, 2013, the Company recorded a pretax severance charge of $3.0, related to the Company's cost savings initiatives.  For the three and nine months ended February 29, 2012, the Company recorded a pretax severance charge of $2.5 and $9.3, respectively, for a voluntary retirement program.

(2)

During the quarter ended February 29, 2012, the Company recorded certain asset impairments, primarily in the Children's Book Publishing and Distribution segment of $0.8.   For the nine months ended February 29, 2012, the Company recognized a non-cash loss on sublease arrangements of $6.2.

(3)

The Company closed or sold several operations prior to fiscal 2013, and presently holds for sale one facility.  All of these businesses are classified as discontinued operations in the Company's financial statements.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/28/13	02/29/12	Change		02/28/13	02/29/12	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$57.1	$72.3	($15.2)	(21%)	$167.5	$211.0	($43.5)	(21%)
Trade	45.9	112.0	(66.1)	(59%)	150.1	240.2	(90.1)	(38%)
Book Fairs	86.4	84.5	1.9	2%	293.0	288.1	4.9	2%
Total revenue	189.4	268.8	(79.4)	(30%)	610.6	739.3	(128.7)	(17%)
Operating income (loss)	(10.1)	12.2	(22.3)	*	3.6	70.7	(67.1)	(95%)
Operating margin	*	4.5%			0.6%	9.6%

Educational Technology and Services
Revenue	41.8	40.0	1.8	5%	174.0	202.0	(28.0)	(14%)
Operating income (loss)	(3.5)	(5.9)	2.4	*	26.6	47.5	(20.9)	(44%)
Operating margin	*	*			15.3%	23.5%

Classroom and Supplemental Materials Publishing
Revenue	43.2	38.2	5.0	13%	134.3	142.6	(8.3)	(6%)
Operating income (loss)	(0.2)	(3.4)	3.2	*	4.6	9.0	(4.4)	(49%)
Operating margin	*	*			3.4%	6.3%

International
Revenue	94.4	105.6	(11.2)	(11%)	328.3	337.4	(9.1)	(3%)
Operating income (loss)	2.0	4.3	(2.3)	(53%)	29.5	30.8	(1.3)	(4%)
Operating margin	2.1%	4.1%			9.0%	9.1%

Media, Licensing and Advertising
Revenue	11.7	14.4	(2.7)	(19%)	43.1	49.0	(5.9)	(12%)
Operating income (loss)	(2.3)	(1.2)	(1.1)	*	(0.9)	(3.3)	2.4	*
Operating margin	*	*			*	*

Overhead expense	13.6	17.9	4.3	24%	37.7	59.8	22.1	37%

Operating income (loss) from continuing operations	($27.7)	($11.9)	($15.8)	*	$25.7	$94.9	($69.2)	(73%)

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/28/13	02/29/12

Continuing Operations
	Cash and cash equivalents	$196.7	$111.8
	Accounts receivable, net	196.4	271.5
	Inventories, net	352.5	397.2
	Accounts payable	157.9	160.1
	Accrued royalties	66.3	84.4
	Lines of credit, short-term debt and current portion of long-term debt	1.8	12.6
	Long-term debt, excluding current portion	153.0	152.7
	Total debt	154.8	165.3
	Total capital lease obligations	57.6	57.2
	Net debt (1)	(41.9)	53.5

Discontinued Operations
	Total assets of discontinued operations	7.0	9.3
	Total liabilities of discontinued operations	1.6	1.2

Total stockholders' equity		845.8	785.3

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/13	02/29/12	02/28/13	02/29/12

	Net cash provided by (used in) operating activities	($20.2)	$25.0	$107.2	$132.8
	Less: Additions to property, plant and equipment	13.1	12.2	43.5	33.0
	Pre-publication and production costs	18.7	14.3	51.3	39.7

	Free cash flow (use) (2) (3)	($52.0)	($1.5)	$12.4	$60.1

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and nine months ended February 28, 2013 and February 29, 2012.

CONTACT: Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, or Media: Kyle Good, (212) 343-4563, kgood@scholastic.com